                                                                    Exhibit 99.1


FRANKLIN BANK CORP. COMPLETES ACQUISITION OF JACKSONVILLE BANCORP

Houston, Texas, December 30 - Franklin Bank Corp. (Nasdaq: FBTX) today announced the closing of its acquisition of Jacksonville Bancorp (Nasdaq: JXVL) for approximately $72.5 million in cash or $37.50 per Jacksonville share. Jacksonville is headquartered in Jacksonville, Texas. The Jacksonville banking franchise will serve as the banking hub for Franklin Bank Corp. in the rapidly growing Tyler/ Jacksonville, Texas market.

As of the fiscal year ended September 30, 2003, Jacksonville had total assets of approximately $472.2 million, total equity of approximately $43.7 million and twelve months earnings of approximately $5.8 million. Jacksonville's banking subsidiary will be merged into Franklin Bank, SSB, which is a wholly owned subsidiary of Franklin Bank Corp.

Tony Nocella, President and Chief Executive Officer of Franklin Bank Corp. commented, "Jacksonville is a true community banking franchise. Jacksonville's employees have deep rooted relationships within the communities the bank serves, and we welcome the opportunity to continue to provide the Jacksonville customers the same high-quality service to which they are accustomed and with an even greater variety of financial services products."

Jacksonville Chief Executive Officer Jerry Chancellor added, "We are extremely pleased to have joined together with Franklin. Our employees have the opportunity to be an integral part of Franklin Bank, which is one of the fastest growing community banking franchises in Texas. Our customers will continue to receive the same service and to bank with the same familiar bankers they have been accustomed to at Jacksonville."

As of September 30, 2003, on a pro forma consolidated basis with Jacksonville and the recently announced Lost Pines acquisition, Franklin would have approximately $2.1 billion in assets and 15 full service community banking branches throughout Texas, 9 in the growing Tyler/Jacksonville market and 6 in the Austin market.

Friedman, Billings, Ramsey & Co., Inc. acted as the financial advisor to Franklin Bank Corp.

The primary businesses of Franklin Bank SSB include community banking, mortgage banking, residential construction, and mortgage banker finance. The bank currently operates four full service community banking branches located in the outlying areas surrounding Austin, Texas, two regional residential construction lending offices, in Florida and Arizona, and 38 retail mortgage offices in 16 states throughout the United States of America, including Texas. For more information, please go to www.bankfranklin.com.

Jacksonville Bancorp, Inc.'s wholly-owned subsidiary, Jacksonville Savings Bank, SSB, operated from its headquarters in Jacksonville, Texas, and through its eight branches, East Texas office network in Tyler (2), Longview (2), Palestine, Athens, Rusk and Carthage.

                           FORWARD-LOOKING STATEMENTS

This announcement includes forward-looking statements that are subject to certain risks and uncertainties. Actual results may differ materially from the results contemplated in these forward-looking statements.

Statements regarding the expected benefits of the transaction are subject to the following risks: that expected benefits will not be achieved; that revenues following the acquisition will be lower than expected; that the businesses will not be integrated successfully; that merger costs will be greater than expected; the inability to identify, develop and achieve success for new products and services; increased competition and its effect on the combined company; the general economic conditions, either nationally or in the states in which the combined companies will be doing business, will be less favorable than expected; the general risks associated with the companies' business; and that legislation or regulatory changes adversely affect the businesses in which the combined companies would be engaged.


Contact:

Investor Relations: Kris Dillon (713)339-8999